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                                                              Exhibit 11.1

                       SEQUA CORPORATION & SUBSIDIARIES
             COMPUTATIONS OF BASIC AND DILUTED EARNINGS PER SHARE
                       FOR THE YEARS ENDED DECEMBER 31,
                 (Amounts in thousands, except per share data)


                                                    1997      1996      1995

BASIC
 Earnings
   Income before extraordinary item               $19,627   $ 9,556   $ 8,779
   Preferred dividends                             (3,051)   (3,108)   (3,165)

   Income applicable to common stock               16,576     6,448     5,614

   Extraordinary loss                                -         (369)     -

   Net income applicable to common stock          $16,576   $ 6,079   $ 5,614

 Shares
   Weighted average common shares outstanding       9,967     9,880     9,867

 Basic earnings per share
   Income before extraordinary item               $  1.66   $  0.65   $  0.57
   Extraordinary loss                                 -        (.04)     -
   Net income                                     $  1.66   $  0.61   $  0.57

DILUTED *
  Earnings
    Income before extraordinary item              $19,627   $ 9,556   $ 8,779
    Preferred dividends                            (3,051)   (3,108)   (3,165)

    Income applicable to common stock              16,576     6,448     5,614

    Extraordinary loss                               -         (369)     -

    Net income applicable to common stock         $16,576   $ 6,079   $ 5,614

  Shares
    Weighted average common shares outstanding      9,967      9,880    9,867
    Stock options, with a dilutive effect              47         41     -
    Adjusted weighted average common
      shares outstanding                           10,014      9,921    9,867

  Diluted earnings per share
    Income before extraordinary item              $  1.66    $  0.65   $  0.57
    Extraordinary loss                                 -       (0.04)       -
    Net income                                    $  1.66    $  0.61  $  0.57


* The conversion of the Company's preferred stock is antidilutive in all periods presented when the preferred stock dividends are added back to income applicable to common stock.
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